Exhibit 12

GTE California Incorporated and Subsidiary

STATEMENTS OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)

                                                                            Years Ended December 31,
                                                ---------------------------------------------------------------------------------
                                                 1995           1994         1993(a)         1993           1992           1991
                                                --------      --------       --------       --------       --------      --------
 Net earnings available for fixed charges:
    Income before extraordinary charges         $293,122      $434,540       $389,019       $ 93,619       $415,370      $442,458
    Add - Income tax expense                     199,703       293,465        255,035         70,535        237,089       242,724
        - Fixed charges                          117,090       115,405        131,550        131,550        143,359       153,934
                                                --------      --------       --------       --------       --------      --------
 Adjusted earnings:                             $609,915      $843,410       $775,604       $295,704       $795,818      $839,116
                                                ========      ========       ========       ========       ========      ========
 Fixed charges:
    Interest expense                            $108,378      $102,938       $121,117       $121,117       $131,527      $140,977
    Portion of rent expense
         representing interest                     8,712        12,467         10,433         10,433         11,832        12,957
                                                --------      --------       --------       --------       --------      --------
 Adjusted fixed charges:                        $117,090      $115,405       $131,550       $131,550       $143,359      $153,934
                                                ========      ========       ========       ========       ========      ========
 RATIO OF EARNINGS TO FIXED
    CHARGES:                                        5.21          7.31           5.90           2.25           5.55          5.45


(a) Results for 1993 exclude an after-tax restructuring charge of approximately $274.2 million for the implementation of a re-engineering plan and a one-time after-tax charge of approximately $21.2 million related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993.